Exhibit 10.13
DEG — Deutsche Investitions- und
Entwicklungsgesellschaft mbH
Kämmergasse 22
50676 Köln
Federal Republic of Germany
October 22, 2009
Share Retention Letter by Mr. Ma Shing Yung
with regards to the Loan Agreement between DEG — Deutsche Investitions- und Entwicklungsgesellschaft mbH (“DEG”) and China Linong International Limited (the “Company”)
Dear Sir or Madam,
By a loan agreement (hereinafter the “DEG Loan Agreement”) dated 10 Nov 2009 between the Company and DEG, DEG agreed, subject to the terms and conditions therein set forth, to participate in the financing of the Project (as defined in the DEG Loan Agreement) by means of a long-term loan to the Company of up to USD18,000,000 (in words: eighteen million United States Dollars) (hereinafter the “DEG Loan”), for the purposes and on the terms set forth in the DEG Loan Agreement. Pursuant to Article 4 of the DEG Loan Agreement, it is a condition precedent to the disbursements of the DEG Loan that I shall have provided this Share Retention Letter (hereinafter the “Letter”).
I confirm that I am a Hong Kong citizen whose private address is FLAT2, 16/F, TOWER1, THE METROPOLIS RESIDENCE, 8 METROPOLIS DRIVE, HUNG HOM, KOWLOON, HONGKONG SAR, People’s Republic of China. As at the date of this Letter, I am indirectly (through Grow Grand Limited, a limited liability company incorporated and existing under the laws of the British Virgin Islands) holding 38.046% of the total issued share capital of the Company.
I hereby covenant with DEG that, for the period from the date of this Letter to the date on which the principal of the DEG Loan and any interest or other sums due under the DEG Loan Agreement are fully paid (hereinafter the “Relevant Period”), I shall not, and shall procure that

Grow Grand Limited shall not, without obtaining the prior written consent of DEG, sell, assign, transfer or otherwise dispose of, create any lien over, pledge or encumber in any manner any share of the Company which I and/or Grow Grand Limited now own or will come to own during the Relevant Period if the effect would be that immediately following the completion of such sale, assignment, transfer or disposal or the enforcement of such lien, pledge or encumbrance, the number of shares in the Company held by me directly and/or indirectly through Grow Grand Limited would fall below 637,213 shares, PROVIDED THAT the foregoing covenant shall not apply to (a) the transfer of any share required to be made by me and/or Grow Grand Limited to the holders of Series A shares in the Company pursuant to paragraph 7.3(f)(5) of the Amended and Restated Memorandum of Association of the Company; (b) the sale or disposal of up to 127,443 shares held by me directly and/or indirectly through Grow Grand Limited in the Company pursuant to an initial public offering of shares in the Company (hereinafter the “IPO”); and (c) the sale or disposal of up to 100,000 shares held by me directly and/or indirectly through Grow Grand Limited in the Company in each twelve-month period (or in the case of the period that commences after the expiry of the last complete twelve-month period and extends up to 30 April 2016, during such period) falling after the first anniversary of the date of closing of the IPO to 30 April 2016 (each, hereinafter, a “Sale Period”) (for the avoidance of doubt, the right to sell or dispose of the shares in the Company under this paragraph (c) shall not be cumulative and hence, to the extent that such right is not exercised in full in any Sale Period, the number of shares permitted to be sold or disposed of in any other Sale Period shall not be increased).
For the avoidance of doubt, the covenant given by me herein shall not apply to any reduction of my shareholding percentage or the shareholding percentage of Grow Grand Limited in the Company as a result of the issue of new shares or securities by the Company.
This Letter shall be governed by and be construed in accordance with the laws of the Federal Republic of Germany.

Yours sincerely
/s/ Ma Shing Yung
Ma Shing Yung
Agreed:
Cologne, this 10 Nov 2009

DEG — Deutsche Investitions- und Entwicklungsgesellschaft mbH

/s/ Joachim Schumacher		/s/ Markus Bracht
By:	Joachim Schumacher	By:	Markus Bracht
Title:	First Vice President	Title:	Vice President
COLOGNE, this 10 Nov 2009